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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into this 31 day of May, 2004 by and between Mirant Services, LLC (hereinafter
"Mirant"), and Loyd Alderman Warnock (hereinafter "Warnock").


                              W I T N E S S E T H:

     WHEREAS, Mirant desires to secure the services of Warnock as an executive of Mirant; and

     WHEREAS, Warnock desires to be employed by Mirant in this capacity; and

     WHEREAS, Mirant and Warnock wish to enter into this Employment Agreement setting forth the terms and conditions of such employment,

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. EMPLOYMENT DUTIES. Mirant hereby agrees to employ Warnock as its Senior Vice President - Governmental and Regulatory Affairs and Warnock hereby agrees to accept such employment upon the conditions set forth in this Agreement. Mirant will obtain all necessary bankruptcy court approvals, if and to the extent required, for the authorization and implementation of this Agreement and shall bear all associated costs. During the term of this Agreement, Warnock agrees to be a full-time employee of Mirant and devote his full and exclusive business time, energy and skill to the business and affairs of Mirant. He shall perform all of his duties properly and faithfully in the best interest of Mirant and will not intentionally become involved in any personal matters which adversely affect or reflect on Mirant.

     2. WORK STANDARD. Warnock hereby agrees that he will at all times comply with and abide by all terms and conditions set forth in this Agreement, and all applicable policies, procedures, and rules as may be issued by Employer, including the Code of Ethics and Business Conduct.

     3. TERM. The term of this Agreement is for three years from your official start date, tentatively scheduled for June 21, 2004 or earlier if Warnock and the Company mutually agree.

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At the end of the term of this Agreement, if it has not been terminated earlier pursuant to Section 6, Warnock will become an at-will employee of Mirant.

     4.    COMPENSATION.

           (a)      Base SALARY. At the commencement of this Agreement,
Mirant shall pay Warnock a salary of $250,000 per year, minus all normal and customary withholdings, paid in accordance with Employer's normal payroll practices, on a biweekly basis to equal 26 pay periods per calendar year. Mirant shall evaluate the compensation provided to Warnock on an annual basis and shall make such adjustments as Mirant deems appropriate, with the understanding that Warnock's salary will not be reduced during the term of this Agreement without his consent.

           (b) ANNUAL SHORT-TEM INCENTIVE BONUS. Warnock is eligible to participate in a discretionary performance-based bonus plan, maintained by Mirant, for the 3-year initial term of the Agreement, for the purpose of paying bonuses to qualified employees ("Short Term Incentive Plan"). Under the terms of the Short Term Incentive Plan, Warnock shall have a target bonus of 55%, which will be tied to the same goals as those of other participants in the Short Term Incentive Plan, and will pay out according to those goals. The target bonus of 55% will adjust to fall within 0% to 110% in accordance with the Short Term Incentive Plan. For the performance year 2004, Warnock shall receive a bonus of his short-term incentive target, given actual individual and corporate performance, which shall not be pro-rated. Warnock shall be eligible to participate in the Short Term Incentive Plan for the performance year 2004 and each year thereafter, payable in a manner consistent with all eligible employees.

           (c) SIGN-ON/ADDITIONAL BONUS. Within fifteen (15) business days of your start date, Mirant will pay Warnock a lump sum signing bonus in cash equal to $150,000. If Warnock terminates employment within one year of the start, Warnock will be responsible to repay Mirant a prorated amount of this sign-on bonus. If during the bankruptcy process in 2005 or later, the Company petitions the court for additional retention (subsequent to the 2004 Key Employee Retention Program) Warnock will be eligible to participate in a manner consistent with executives at Warnock's level or receive similar benefits.

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           (d)      PERQUISITE ALLOWANCE. During the Term, for the purpose of
reimbursing Warnock for certain perquisites not otherwise provided, Mirant will provide Warnock with a perquisite allowance of $18,000 per year, consistent with Mirant's requirements that supporting documentation be provided, which shall be pro-rated based on the number of days Warnock was employed by Mirant during each calendar year.

     5.    FRINGE BENEFITS.

           (a) EMPLOYEE BENEFITS. Warnock shall be entitled,during the term of this Agreement, to participate in all employee benefit programs maintained by Mirant for the benefit of its employees, according to the terms of such plans.

           (b) VACATION. Warnock shall be entitled to four (4) weeks of vacation each year during the term of this Agreement. These days will be pro-rated in 2004 based on your hire date.

     6.    TERMINATION OF EMPLOYMENT.

           (a) DEATH OR DISABILITY. In the event of Warnock's death or total disability, this Agreement shall terminate immediately. Warnock shall be deemed totally disabled if he is eligible to receive long-term disability benefits under Mirant's then existing long-term disability plan. In the event of his death or disability, Warnock or his estate will be entitled to such benefits, if any, as are provided under the terms of various Mirant health insurance, life insurance, pension and disability plans.

           (b) TERMINATION FOR CAUSE. Mirant may terminate this Agreement and Warnock's employment immediately hereunder for: 1) any nonapproved absence from work, unrelated to illness or physical incapacity, in excess of thirty (30) continuous days; 2) any acts or conduct by Warnock involving moral turpitude that could reasonably be expected to interfere with his ability to perform the functions of his job; 3) any material dishonesty in the performance of his duties as an employee of Mirant; 4) any willful or gross negligence by Warnock in complying with the terms of this Agreement or in performing his duties for Mirant; 5) any material breach of this Agreement; 6) any unauthorized disclosure of Confidential Information regarding Mirant. In the event of a termination pursuant to this subparagraph 6(b), Warnock will be entitled to payment for all compensation and benefits earned up to and including his date of termination (not including the Short Term Incentive for the measurement period during which his

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termination occurs or has not yet been paid) otherwise, he is not eligible for further benefits or compensation under this Agreement except to the extent mandated by law or as otherwise agreed to at the time by Mirant and Warnock.

           (c) TERMINATION BY MIRANT BY NOTICE. Mirant shall have the additional right to terminate this Agreement and Warnock's employment without cause by giving Warnock written notice of termination. Such termination shall be effective immediately upon receipt of notice by Warnock. In the event of a termination within 1 year of start date, pursuant to this subsection, Warnock will be entitled to a lump sum payment, minus required withholdings, equal to 24 months multiplied by $32,292. This amount represents Warnock's monthly base salary and target bonus at the time of initial employment. The dollar amount will not change during the term of this Agreement. After the first year of employment, through the term of the agreement, in the event of a termination pursuant to this subsection, Warnock will be entitled to a lump sum payment, minus required withholdings, equal to 12 months, multiplied by $32,292. This amount represents Warnock's monthly base salary and target bonus at the time of initial employment. The dollar amount used in this calculation will not change during the term of this Agreement. If the company institutes a severance program (excluding any retention or severance associated with the court approved 2004 Key Employee Retention Program) with greater benefits for executives equivalent to Warnock's level, Warnock, at his option, will be eligible to participate in such program and will not receive the benefits defined in Section 6 (c).

           (d) TERMINATION BY WARNOCK. Warnock may resign on sixty (60) days written notice to Mirant. During any notice period, Mirant may relieve Warnock of his duties, but this shall not relieve Mirant of its obligations to pay Warnock his entire salary for the entire notice period. At the conclusion of such notice period, he will not be entitled to any further compensation or benefits hereunder, other than previously accrued and vested benefits.

           (e) TERMINATION AFTER TERM OF AGREEMENT. To avoid confusion, the parties agree that after the term of this Agreement, Warnock will be an at-will employee of Mirant and may be terminated by Mirant for any reason, or no reason, in accordance with the termination procedures then in effect at Mirant.

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     7.    COVENANT NOT TO SOLICIT

           (a)      DEFINITIONS.

                    (i) "ENTITY" shall mean any business, individual, partnership, joint venture, agency, governmental subdivision, association, firm, corporation or other entity.

                    (ii) "AFFILIATE" shall mean the following Entities: (A) any Entity which owns an Interest (as defined below) in Mirant or Mirant Corporation either directly or indirectly through any other Entity, (B) any Entity an Interest in which is owned directly or indirectly by any Entity which owns directly or indirectly an Interest in Mirant, (C) any Entity in which Mirant owns an Interest either directly or indirectly through any other Entity, or (D) any Entity which owns an Interest either directly or indirectly in an Entity an Interest in which is owned either directly or indirectly by Mirant. For purposes of this Agreement the term "Interest" shall include any equity interest in an Entity in an amount equal to or greater than 10% of the Entity's total outstanding equity interests.

           (b) NON-SOLICITATION OF EMPLOYEES. For a period of two years following the termination of Warnock's employment with Mirant, Warnock shall not solicit or attempt to solicit, directly or indirectly by assisting others, any employees of Mirant, its Entities or Affiliates in order to induce such employees to leave Mirant, its Entities or Affiliates to become employed or affiliated with any other person, company or entity.

           (c) INJUNCTIVE RELIEF. Warnock acknowledges that the covenant not to solicit is a reasonable means of protecting and preserving Mirant's, its Entities and Affiliates investment in its business and in Warnock's employment. Warnock agrees that any breach of this covenant will result in irreparable damage and injury to Mirant, its Entities and Affiliates and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

           (d) ENFORCEABILITY OF COVENANT. Mirant and Warnock agree that Warnock's obligation under the covenant not to solicit is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant

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not to solicit. The parties also agree that the covenant not to solicit survives the expiration or termination of this Agreement.

     8.    NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION.

           (a) TRADE SECRETS DEFINED. As used in this Agreement, the term "Trade Secret" shall mean information constituting trade secrets under applicable law. Such information shall include, but not be limited to, any non-public customer lists, customer billing information, technical information regarding products sold, sales techniques and information concerning personnel assignments, and matters concerning the financial affairs and management of Mirant, its Entities or Affiliates.

           (b) NONDISCLOSURE OF TRADE SECRETS. Throughout the term of this Agreement and at all times following the expiration or termination of this Agreement, Warnock shall not directly or indirectly transmit or disclose any trade secret of Mirant, its Entities or Affiliates to any person, concern or entity.

           (c) CONFIDENTIAL INFORMATION DEFINED. As used in this Agreement, the term "Confidential Information" shall mean all information that does not rise to the level of a trade secret and that is not generally disclosed or known to persons not employed by Mirant, its Entities or Affiliates. Confidential Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Warnock by Mirant; (ii) becomes publicly known and made generally available after disclosure to Warnock by Mirant through no action or inaction of Warnock; or (iii) is in the possession of Warnock, without confidentiality restrictions, at the time of disclosure by Mirant to Warnock

           (d) NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Throughout the term of Warnock's employment with Mirant and for a period of three years following the termination of Warnock's employment with Mirant, Warnock shall not, either directly or indirectly, transmit or disclose any confidential information to any person, concern or entity. Notwithstanding the preceding sentence, in the event that disclosure by Warnock of Confidential Information is required by a governmental authority or applicable by law, Warnock may disclose such information to the extent required, but Warnock shall notify Mirant of the disclosure and shall

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cooperate (consistent with Warnock's legal obligations) with Mirant's efforts to obtain protective orders or similar restraints with respect to such disclosure, at the sole expense of Mirant.

           (e) NOTIFICATION OF UNAUTHORIZED DISCLOSURE. Warnock shall exercise his best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information known by, disclosed or made available to Warnock. Warnock shall immediately notify Mirant of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Warnock becomes aware. Warnock shall assist Mirant, to the extent necessary, in the procurement or protection of Mirant's or its Entities' or Affiliates' rights to or in any Intellectual Property, Trade Secrets or Confidential Information and, upon Mirant's request, shall assist, to the extent necessary, in the procurement or protection of any third party's rights to or in any Intellectual Property, Trade Secrets or Confidential Information.

           (f) INJUNCTIVE RELIEF. Warnock acknowledges that these nondisclosure covenants are a reasonable means of protecting and preserving Mirant's, its Entities or Affiliates interests in the confidentiality of this information. Warnock agrees that any breach of these covenants will result in irreparable damage and injury to Mirant, its Entities or Affiliates and that Mirant will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

           (g) ENFORCEABILITY OF COVENANTS. Mirant and Warnock agree that Warnock's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and the failure or alleged failure of Mirant to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. The parties also agree that the nondisclosure covenants survive the expiration or termination of this Agreement.

     9.    INTELLECTUAL PROPERTY.

           (a) DEFINITION. "Intellectual Property" shall mean all work product, property, data, documentation, know-how, concepts or plans, inventions, discovery, compositions, innovations, computer programs, improvements, techniques, processes, designs, article of manufacture or information of any kind, or any new or useful improvements of any of the foregoing and any Trade Secrets, patents, copyrights, Confidential Information, mask work,

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trademark or service mark, relating in any way to Mirant, its Entities or its
Affiliates and its or their business prepared, conceived, revised, discovered, developed, or created by Warnock for Mirant, its Entities or its Affiliates or by using Mirant's, it Entities' or its Affiliates' time, personnel, facilities, or material.

           (b) OWNERSHIP. To the greatest extent possible, any and all Intellectual Property shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Sections 101 ET SEQ.), and Warnock hereby unconditionally and irrevocably transfers and assigns to Mirant, its Entities or its Affiliates all rights, title and interest Warnock currently has or in the future may have by operation of law or otherwise in or to any Intellectual Property, including, without limitation, all patents, copyrights, trademarks, service marks and other Intellectual Property rights and agrees that Mirant, its Entities or its Affiliates shall have the exclusive world-wide ownership of such Intellectual Property, and that no Intellectual Property shall be treated as or deemed to be a "joint work" (as defined by the Copyright Act) of Warnock and Mirant, its Entities, its Affiliates or otherwise. Warnock agrees to execute and deliver to Mirant, its Entities or its Affiliates any transfers, assignments, documents or other instruments which Mirant, its Entities or its Affiliates may deem necessary or appropriate to vest complete title and ownership of any Intellectual Property, and all rights therein, exclusively in Mirant, its Entities or its Affiliates, as the case may be.

           (c) RETURN OF MATERIALS. Immediately upon termination of this Agreement, or at any point prior to or after that time upon the specific request of Mirant, Warnock shall return to Mirant all written or descriptive materials of any kind belonging or relating to Mirant, its Entities or its Affiliates, including, without limitation, any Intellectual Property, Confidential Information and Trade Secrets, in Warnock's possession.

     10.   MISCELLANEOUS.

           (a) PUBLIC STATEMENTS. Mirant shall issue all public statements concerning the work hereunder; Warnock shall not issue any public statements concerning such work without prior written authorization from Mirant.

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           (b)      NOTICES.

                    (i) All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, faxed, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

                            If to Employer to:   Chief Executive Officer
                                                 Mirant Corporation
                                                 1155 Perimeter Center West
                                                 Atlanta, GA 30338-5416

                            with a copy to:      Legal Department
                                                 Mirant Services, LLC
                                                 1155 Perimeter Center West
                                                 Atlanta, GA 30338-5416

                            If sent to Warnock, to the address in the personnel
records of Mirant at the time of notice.

                            If Warnock has provided notice to Mirant that
counsel represents him, Mirant shall copy Warnock's counsel at the address specified. Warnock agrees and understands that any legal fees or expenses incurred by him in connection with this Agreement (other than those fees and expenses incurred in a dispute under this Agreement and the ruling is in Warnock's favor) are his sole responsibility and Mirant shall not reimburse Warnock for any portion of such fees or expenses.

                    ii) All notices sent under this Paragraph shall be deemed given twenty-four (24) hours after sent by facsimile or courier and seventy-two (72) hours after sent by certified or registered mail.

                    iii) Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Paragraph.

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           (c)      WAIVER. The waiver by any party to this Agreement of a
breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

           (d) SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

           (e) ASSIGNMENT AND SUCCESSORS. This Agreement may be assigned by Mirant without Warnock's consent to an affiliated entity of Mirant, including one of Mirant's affiliates, any survivor entity or other successor in interest, but no such assignment shall relieve Mirant of its full responsibilities hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their respective legal representatives and successors in interest.

           (f) ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements. This Agreement supercedes Mirant's letter offer dated May 27, 2004 ("Letter Offer"). In the event of a conflict between the terms of this Agreement and the Letter Offer, the terms of the Agreement shall govern.

           (g) GOVERNING LAW. This Agreement shall be governed by the laws of the State of Georgia, without regard to its principles of conflicts of laws.

           (h) VOLUNTARY AGREEMENT. Warnock and Mirant represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that the judicial body interpreting this Agreement shall not more strictly construe the terms of this Agreement against one party, it being agreed that the Parties had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party's choice before executing this Agreement.

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     IN WITNESSES WHEREOF, the parties hereto having duly executed and delivered this Employment Agreement as of the date first written above.


                                             MIRANT SERVICES, LLC


                                        By:  /s/ Vance N. Booker      [SEAL]
                                             ----------------------


/s/ Loyd Alderman Warnock     [SEAL]
-------------------------
Loyd Alderman Warnock

/s/ Lynn Kinsell
-------------------------
Witness

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